Exhibit 10.50

ABBOTT LABORATORIES

RESTRICTED STOCK AGREEMENT

On this «Grant_Day» day of «Grant_Month», 201     (the “Grant Date”), Abbott Laboratories hereby grants to «First Name» «MI» «Last Name» (the “Employee”) a Restricted Stock Award (the “Award”) of «NoShares12345» Shares.

The Award is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, and the terms and conditions set forth in this Agreement.  In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Award are as follows:

1.                                      Definitions.  To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)                                 Agreement:  This Restricted Stock Agreement.

(b)                                 Cause:  Cause shall mean the following, as determined by the Company in its sole discretion:

(i)                                     material breach by the Employee of the terms and conditions of the Employee’s employment, including, but not limited to:

(A)                               material breach by the Employee of the Code of Business Conduct;

(B)                               material breach by the Employee of the Employee’s Employee Agreement;

(C)                               commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(D)                               wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(E)                                failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(ii)                                  to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

(c)                                  Code of Business Conduct:  The Company’s Code of Business Conduct, as amended from time to time.

(d)                                 Controlled Group:

(i)                                     Abbott and any corporation, partnership and proprietorship under common control (as defined under the aggregation rules of subsections 414 (b), (c), or (m) of the Code) with Abbott; and

(ii)                                  during the period of the TAP Pharmaceutical Products Inc. (“TAP”) joint venture between Takeda Pharmaceutical Company Limited and Abbott ending April 30, 2008, TAP and any corporation, partnership and proprietorship under common control (as defined above) with TAP.

(e)                                  Data:  Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(f)                                   Disability:  Sickness or accidental bodily injury, directly and independently of all other causes, that disables the Employee so that the Employee is completely prevented from performing all the duties of his or her occupation or employment.

(g)                                  Employee Agreement:  The Employee Agreement entered into by and between the Company and the Employee as it may be amended from time to time.

(h)                                 Employee’s Representative:  The Employee’s legal guardian or other legal representative.

(i)                                     Program:  The Abbott Laboratories 2009 Incentive Stock Program.

(j)                                    Retirement:

(i)                                     Except as provided under (iii) below, for employees hired by the Controlled Group prior to January 1, 2004, Retirement means any of the following:

•                                          age 50 with 10 years of service;

•                                          age 65 with at least three years of service; or

•                                          age 55 with an age and service combination of 70 points, where each year of age is one point and each year of service is one point.

(ii)                                  Except as provided under (iii) below, for employees hired by the Controlled Group after December 31, 2003, Retirement means any of the following:

•                                          age 55 with 10 years of service; or

•                                          age 65 with at least three years of service.

(iii)                               For participants in the Abbott Laboratories Pension Plan for Former BASF and Former Solvay Employees, Retirement means any of the following:

•                                          age 55 with 10 years of service; or

•                                          age 65 with at least three years of service.

(iv)                              For purposes of calculating service under this Section 1(j), except as otherwise provided by the Committee or its delegate, service is earned only if performed for a member of the Controlled Group while that Controlled Group member is a part of the Controlled Group.

(v)                                 If an Employee has a Termination and (A) as of the date of that Termination met the definition of Retirement, and (B) is subsequently rehired by a member of the Controlled Group, then for purposes of this Agreement that Employee will continue to be treated as meeting the definition of Retirement.

(k)                                 Termination:  A severance of employment for any reason (including Retirement) from the Company and all Subsidiaries.

2.                                      Grant of Shares and Shareholder Rights.  Shares shall be issued from the Company’s available treasury shares.  Subject to the conditions below, the Employee shall have all the rights of a shareholder with respect to the Shares (and any securities of the Company which may be issued with respect to the Shares by virtue of any stock split, combination, stock dividend or recapitalization, which securities shall be deemed to be “Shares” hereunder) including the right to vote and to receive all cash dividends or other cash distributions paid or made with respect to the Shares regardless of whether the Restrictions described below are in effect.

3.                                      Restrictions.  The Shares are subject to the forfeiture provisions in Sections 5 and 6 below.  Shares are not earned and may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of (collectively, the “Restrictions”) until an event or combination of events described in subsections 4(a), (b), (c) or (d) occurs.

4.                                      Lapse of Restrictions.  Subject to the provisions of Section 5 below:

(a)                                 Passage of Time.  While the Employee is employed with the Company or its Subsidiaries, the Restrictions on one-third of the Shares will lapse on each of the first three anniversaries of the Grant Date until, on the third anniversary of the Grant Date, 100% of the Shares are no longer subject to the Restrictions.

(b)                                 Retirement.  Upon the Employee’s Termination due to Retirement, any Restrictions remaining after the date of such Retirement shall continue to lapse on the anniversaries of the Grant Date as set forth in subsection 4(a) above.

(c)                                  Death.  The Restrictions shall lapse on the date of the Employee’s Termination due to death.

(d)                                 Disability.  The Restrictions shall lapse on the date the Employee incurs twelve consecutive months of Disability.

5.                                      Effect of Certain Bad Acts.  Shares with respect to which Restrictions have not lapsed shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee engages in activity that constitutes Cause, whether or not the Employee experiences a Termination or remains employed with the Company or a Subsidiary.

6.                                      Forfeiture of Shares.  In the event of the Employee’s Termination for any reason other than Retirement, death, or Disability, any Shares with respect to which Restrictions have not lapsed as of the date of Termination shall be forfeited without consideration to the Employee or the Employee’s Representative.  In the event that the Employee is terminated by the Company other than for Cause, the Company may, in its sole discretion, cause Restrictions on some or all of the Shares to lapse on the dates set forth in subsection 4(a) above as if the Employee had remained employed on such dates.

7.                                      Withholding Taxes.  The Employee may satisfy any federal, state, local or other applicable taxes arising from the grant of the Award, the lapse of Restrictions or the delivery of Shares pursuant to this Agreement by:

(a)                                 tendering a cash payment;

(b)                                 having the Company withhold Shares from the Shares to be delivered to satisfy the minimum applicable withholding tax;

(c)                                  tendering Shares received in connection with the Award back to the Company; or

(d)                                 delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld.

The Company shall have the right and is hereby authorized to withhold from the Shares deliverable to the Employee pursuant to this Agreement or (to the extent permitted by applicable law, including without limitation Code Section 409A) from any other compensation or other amount owing to the Employee, such amount as may be necessary in the opinion of the Company to satisfy all such taxes, requirements and withholding obligations.  If the Company withholds for tax purposes from the Shares otherwise to be delivered to the Employee, the Employee is deemed to have been issued the full number of Shares underlying the Award, subject to the lapse of Restrictions as set forth in this Agreement.

8.                                      No Right to Continued Employment.  This Agreement and the Employee’s participation in the Program is not and shall not be interpreted to:

(a)                                 form an employment contract or relationship with the Company or its Subsidiaries;

(b)                                 confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)                                  interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

9.                                      No Contract as of Right.  The Award does not create any contractual or other right to receive additional Awards or other Program Benefits.  Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee.  Future Awards, if any, and their terms and conditions, will be at the sole discretion of the Committee.

10.                               No Right to Compensation.  Unless expressly provided by the Company in writing, any value associated with the Award is an item of compensation outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, insurance plan, investment or stock purchase plan, pension, retirement, or any other employee benefits, or similar payments under plans of the Company or any of its Subsidiaries.

11.                               Data Privacy.

(a)                                 Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program.  The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program.  As such (where required under applicable law), the Employee:

(i)                                     voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)                                  authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

(b)                                 Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program.  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

(c)                                  The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program.  These recipients may be located throughout the world.

(d)                                 The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)                                     obtain confirmation as to the existence of the Data;

(ii)                                  verify the content, origin and accuracy of the Data;

(iii)                               request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)                              oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

12.                               No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Award, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

13.                               Entire Agreement.  This Agreement and the Program constitute the entire agreement between the Employee and the Company regarding the Award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Award.  Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

14.                               Succession.  This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

15.                               Compliance with Applicable Laws and Regulations.  The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed.

16.                               Code Section 409A.  The Award is intended to be exempt from the requirements of Code Section 409A.  The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent.  If the Company determines that the Award is subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

Although this Agreement and the Benefits provided hereunder are intended to be exempt from the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the Benefits provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law.  None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

17.                               Determinations.  Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

18.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.  To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

19.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any state’s conflict of laws principles.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By
Miles D. White
Chairman and Chief Executive Officer